Exhibit 99 to 8-K

MacDermid, Incorporated to sell $300 million in Senior Subordinated Notes


June 1, 2001--MacDermid, Incorporated (NYSE: MRD) today announced its intent to offer to qualified purchasers pursuant to Rule 144A, subject to market and other conditions, $300 million principal amount of Senior Subordinated Notes due 2011 in a private placement. MacDermid expects the private placement to close in June 2001.


MacDermid intends to use the net proceeds of the issuance to repay outstanding term loans under its senior credit facility.


The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes will not be registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


MacDermid is a worldwide manufacturer of proprietary specialty chemical products and equipment for the electronics, graphic arts and metal finishing industries and is headquartered in Waterbury, Connecticut. MacDermid employs over 4,000 people worldwide. MacDermid is traded on the New York Stock Exchange, and its Annual Meeting of Shareholders will be held on July 25, 2001 at 3:00 p.m. in Waterbury.



Special Note on Forward Looking Statements:

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, market position and expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expected," "anticipates," "plans," "intends," "projects," "should," "indicates," "continue", "commitments" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in MacDermid's filings with the Securities and Exchange Commission, particularly its latest report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, acquisitions and dispositions, environmental liabilities, cyclicality in our customers' industries, changes in general economic, business and industry conditions, changes in current advertising, promotional and pricing levels, changes in political and social conditions and local regulations, foreign currency fluctuations, inflation, significant litigation, changes in sales mix, competition, disruptions of established supply channels, degree of acceptance of new products, difficulty forecasting sales at various times in various markets and the availability, terms and deployment of capital.



CONTACT:

Mary Anne B. Tillona, Secretary